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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated February 8, 1996, except as to Note 16 which is as of May 24, 1996, relating to the consolidated financial statements of Planet Hollywood International, Inc. and subsidiaries and our report dated February 8, 1996 relating to the consolidated financial statements of All Star Cafe, Inc., which appear in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Consolidated Financial Data."

Price Waterhouse LLP
Orlando, Florida
June 21, 1996